Exhibit 99

NEWS RELEASE

CONTACT:
Bob Aronson
Vice President, Investor Relations
800-579-2302
(baronson@stagestores.com)

FOR IMMEDIATE RELEASE

STAGE STORES FILES FORM 12b-25

HOUSTON, TX, September 8, 2006 - Stage Stores, Inc. (NYSE: SSI) today announced that it has filed a Form 12b-25 with the Securities and Exchange Commission indicating that it must delay filing its Quarterly Report on Form 10-Q for the quarter ended July 29, 2006 (the "Quarterly Report").

As detailed in its Form 12b-25 filing, the Company has experienced delays in completing its Quarterly Report due to its previously announced internal review of its inventory valuation methodology. While the Company currently does not expect to file its Quarterly Report on or before September 12, 2006, which is the prescribed due date following the 5-day extension as provided by Rule 12b-25, it is working as diligently and expeditiously as possible to complete its review, and will issue its Quarterly Report as soon as is practicable.

About Stage Stores

Stage Stores, Inc. brings nationally recognized brand name apparel, accessories, cosmetics and footwear for the entire family to small and mid-size towns and communities through 605 stores located in 31 states. The Company operates under the Bealls, Palais Royal and Stage names throughout the South Central states, and under the Peebles name throughout the Midwestern, Southeastern, Mid-Atlantic and New England states. In addition, on February 27, 2006, the Company purchased B.C. Moore & Sons, Inc., and acquired 78 retail locations situated in the Southeast. The Company has completed the conversion of 43 of the acquired stores to its Peebles name and format, and currently plans to convert 26 of the remaining acquired stores to its Peebles name and format, in phases, through mid-October. The remaining 9 non-converted stores will be closed. For more information about Stage Stores, visit the Company's web site at www.stagestores.com.

###